Smythe Ratcliffe LLP

7th Floor, Marine Building

355 Burrard Street

Vancouver, BC V6C 2G8

     fax: 604.688.4675

 telephone: 604.687.1231

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
IAS Energy, Inc.

We consent to the use of our report dated August 11, 2008 except as to note 15(c), which is as of August 18, 2008, on the financial statements of IAS Energy, Inc. as of April 30, 2008 and 2007 that are included in the Form 10-KSB, which is included, by reference in the Company’s Form S-8.

“Smythe Ratcliffe LLP” (signed)

Vancouver, Canada
August 22, 2008

Smythe Ratcliffe LLP, a British Columbia limited liability partnership, is a member of PKF North American Network and PKF International, associations of legally independent firms.